REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Beijing Lucky Star Century Advertisement Co., Ltd.

We have audited the accompanying balance sheets of Beijing Lucky Star Century Advertisement Co., Ltd. as of December 31, 2005 and 2004, and the related statements and other comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Lucky Star Century Advertisement Co., Ltd. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Moore Stephens Wurth Frazer and Torbet, LLP
-----------------------------------------------
MOORE STEPHENS WURTH FRAZER AND TORBET, LLP


Walnut, California

October 1, 2006

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004

                                  ASSETS

                                                                                 2005         2004
                                                                              ---------    ---------
CURRENT ASSETS:
    Cash                                                                      $ 253,694    $  97,633
    Accounts receivable, net of allowance for doubtful accounts of $157,129
      and $114,124 as of December 31, 2005 and 2004, respectively               135,258      119,160
    Other receivables                                                            64,617       70,988
    Other receivables - related parties                                          63,569        8,574
    Other current assets                                                         65,674       39,240
                                                                              ---------    ---------
      Total current assets                                                      582,812      335,595

EQUIPMENT, net                                                                   57,295       19,242
                                                                              ---------    ---------

         Total assets                                                         $ 640,107    $ 354,837
                                                                              =========    =========

        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                          $  22,207    $ 280,874
    Customer deposits                                                           298,116      124,836
    Accrued liabilities                                                          19,962       37,203
    Other payables                                                               45,934        4,828
    Other payables - related parties                                             58,528      158,194
    Taxes payable                                                               153,594      (10,039)
                                                                              ---------    ---------
      Total current liabilities                                                 598,341      595,896
                                                                              ---------    ---------

SHAREHOLDERS' EQUITY:
    Paid-in-capital                                                              60,500       60,500
    Retained earnings (deficits)                                                (73,266)    (301,559)
    Statutory reserves                                                           56,363           --
    Accumulated other comprehensive income                                       (1,831)          --
                                                                              ---------    ---------
      Total shareholders' equity                                                 41,766     (241,059)
                                                                              ---------    ---------

         Total liabilities and shareholders' equity                           $ 640,107    $ 354,837
                                                                              =========    =========



See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.

         STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004



                                                         2005          2004
                                                     -----------    -----------
SALES REVENUE                                        $ 1,370,491    $ 1,453,383
LESS: SALES TAX                                          117,526        123,780
                                                     -----------    -----------
REVENUE, NET                                           1,252,965      1,329,603

COST OF SALES                                            518,971      1,247,671
                                                     -----------    -----------

GROSS PROFIT                                             733,994         81,932

SELLING, GENERAL AND  ADMINISTRATIVE EXPENSES            324,290        312,897
                                                     -----------    -----------

INCOME (LOSS) FROM OPERATIONS                            409,704       (230,965)

OTHER INCOME (EXPENSE), NET                                4,269            348
                                                     -----------    -----------

INCOME BEFORE PROVISION FOR INCOME TAXES                 413,973       (230,617)

PROVISION FOR INCOME TAXES                               129,317             --
                                                     -----------    -----------

NET INCOME (LOSS)                                        284,656       (230,617)

OTHER COMPREHENSIVE INCOME:
    Foreign currency translation adjustment               (1,831)            --
                                                     -----------    -----------

COMPREHENSIVE INCOME (LOSS)                          $   282,825    $  (230,617)
                                                     ===========    ===========


See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.


               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                               Accumulated
                                                       Retained                   other
                                          Paid-in      earnings    Statutory  comprehensive
                                          capital     (deficit)    Reserves      income       Totals
                                         ---------    ---------    ---------   ---------    ---------

BALANCE, January 1, 2004                 $  60,500    $ (70,942)   $      --   $      --    $ (10,442)

     Net loss                                          (230,617)          --           --    (230,617)

                                         ---------    ---------    ---------   ---------    ---------
BALANCE, December 31, 2004               $  60,500    $(301,559)   $      --   $      --    $(241,059)
     Net income                                         284,656                       --      284,656
     Statutory Reserves                                 (56,363)      56,363          --           --
     Foreign currency translation gain                                            (1,831)      (1,831)
                                         ---------    ---------    ---------   ---------    ---------
BALANCE, December 31, 2005               $  60,500    $ (73,266)   $  56,363   $  (1,831)   $  41,766
                                         =========    =========    =========   =========    =========





See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                            2005         2004
                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                    $ 284,656    $(230,617)
    Adjustments to reconcile net income (loss) to cash
     provided by (used in) operating activities:
       Depreciation                                          4,639        3,201
       Allowance for bad debts                              39,600      114,124
     (Increase) decrease in assets:
       Accounts receivable                                 (52,555)     162,660
       Other receivables                                     8,014      (53,323)
       Other receivables - related parties                 (53,996)      (8,574)
       Other current assets                                (25,095)     (39,240)
     Increase (decrease) in liabilities:
       Accounts payable                                   (261,818)      11,501
       Accrued liabilities                                 (17,902)      16,022
       Other payables                                       40,398      (50,818)
       Other payables - related parties                   (102,100)     158,194
       Customer deposits                                   167,742       33,553
       Taxes payable                                       161,530      (28,513)
                                                         ---------    ---------
         Net cash provided by operating activities         193,113       88,170
                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to equipment                                 (41,508)     (14,066)
                                                         ---------    ---------

EFFECTS OF EXCHANGE RATE CHANGE IN CASH                      4,456           --
                                                         ---------    ---------

INCREASE IN CASH                                           156,061       74,104

CASH, beginning of year                                     97,633       23,529
                                                         ---------    ---------

CASH, end of year                                        $ 253,694    $  97,633
                                                         =========    =========




See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 1 - Organization and nature of operations

Background
----------

Beijing Lucky Star Century Advertisement Co., Ltd. ("Lucky Star" or the "Company") was established on October 20, 2001 in Beijing, the People's Republic of China ("PRC"). The Company is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company organized under state laws in the United States of America. The Articles of Association provides for a 10 year term with original registered capital of approximately $60,500 (RMB 500,000). The Company principally engages in advertising business in TV commercials, newspapers, magazines, and outdoor media in China. The Company was originally established in 1992 as a PRC state owned enterprise named Lucky Star Advertisement Company. On October 20, 2001, in accordance with the economic restructuring of China, two individual shareholders acquired 100% of the Company for a total cash consideration of RMB 500,000.

Note 2 - Summary of significant accounting policies

Basis of Presentation
---------------------

The financial statements represent the activities of the Company. The Company's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

Foreign currency translation
----------------------------

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People's Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments amounted to ($1,831) and $0 as of December 31, 2005 and 2004, respectively. The balance sheet amounts with the exception of equity at December 31, 2005 were translated at 8.06 RMB to $1.00 USD as compared to 8.26 RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the years ended December 31, 2005 and 2004 were 8.18 RMB and 8.26 RMB, respectively.


See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 2 - Summary of significant accounting policies, (continued)

Cash and Concentration of Risk
------------------------------

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People's Republic of China. Total cash in these banks at December 31, 2005 and 2004, amounted to $253,694 and $97,633, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts Receivable and Allowance for Doubtful Accounts
-------------------------------------------------------

The Company presents accounts receivable, net of allowance for doubtful accounts. The allowance is calculated based on review of the accounts receivable aging report.

Use of Estimates
----------------

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results, when ultimately realized could differ from those estimates.

Revenue Recognition
-------------------

Revenue from the sales or licensing of proprietary content, third party programming, imported TV and films, and sales and distribution of advertisement programs are recognized upon meeting all recognition requirements of Statement of Position (SOP) 00-2 "Accounting by Producers or Distributors of Films".

Revenue from sales of advertisement designs and products are recognized when the products are delivered and title has passed.

Cash payments received are recorded as deferred revenue until all the conditions of revenue recognition have been met.

Recently issued accounting pronouncements
-----------------------------------------

In March 2005, the FASB published FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation



See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 2 - Summary of significant accounting policies, (continued)

Recently issued accounting pronouncements, (continued)
------------------------------------------------------

also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company's fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company's financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 replaces APB No. 20 ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company's first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities.

The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on its financial statements.

The Company cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.



See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 2 - Summary of significant accounting policies, (continued)

Recently issued accounting pronouncements, (continued)
------------------------------------------------------

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued. This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed. The guidance in the FSP is required to be applied to the first reporting period beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("FAS 155"), which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 140"). FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140. FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("FAS 156"), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007.

The implementation of the above pronouncements is not expected to have a material effect on the Company's financial statement presentation or disclosures.


See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 2 - Summary of significant accounting policies, (continued)

Concentration of Credit Risk
----------------------------

Financial instruments which subject the Company to concentrations of credit risk consist principally of accounts receivable. Exposure to losses on receivables is dependent on each customer's financial condition. The Company controls its exposure to credit risk through a process of credit approvals, credit limits and monitoring procedures, establishing allowances for anticipated losses.

Fair Value of Financial Instruments
-----------------------------------

Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amount of accounts receivable, accounts payable, and other items included on the accompanying balance sheets approximate their fair value due to their short-term nature.

Income Taxes
------------

The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred taxes at December 31, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settles. Deferred tax is charges or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.



See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 2 - Summary of significant accounting policies, (continued)

Income Taxes, (continued)
-------------------------

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Equipment
---------

Equipment is carried at cost less accumulated depreciation. The costs of repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the income statement in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Estimated useful lives of the assets are as follows:

                                                        Estimated
                                                        Useful life
                                                        -----------
Machinery and equipment                                 5 years
Office equipment                                        5 years

Valuation of Long-Lived assets
------------------------------

The Company annually analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with US GAAP. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2005, the Company expects these assets to be fully recoverable.

Earnings (Loss) Per Share
-------------------------

The Company was incorporated in PRC and required to register capital. The registered capital was denominated in monetary amounts. Units of ownership are not represented by common stocks or any other similar instruments. As a result, no earnings per share were calculated for the years ended December 31, 2005 and 2004.



See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


Note 3 - Supplemental disclosure of cash flow information

No payments for interest expense were made during the years ended December 31, 2005 and 2004, respectively. Income tax payments amounted to $20,887 and $6,248 for the years ended December 31, 2005 and 2004, respectively.

Note 4 - Accounts receivable

Accounts receivable consist of the following at December 31:

                                                    2005           2004
                                                ----------      ----------
Accounts receivable                             $  292,387      $  233,284
Less: allowance for doubtful accounts              157,129         114,124
                                                ----------      ----------
Total:                                          $  135,258      $  119,160
                                                ==========      ==========

Note 5- Related party transactions

Other receivables - related parties
-----------------------------------

Other receivables from related parties represents amount due from Mr. Wenquan Yang, CEO of Lucky Star and Beijing Media, and other related companies for temporary cash flow needs. As of December 31, 2005 and 2004, total receivables due from related parties were $63,569 and $8,574, respectively.

Other payables - related parties
--------------------------------

Other payables to related parties represents amount due to Beijing Media and other related companies for temporary cash flow needs. As of December 31, 2005 and 2004, total payables due to related parties were $58,528 and $158,194, respectively.

Lease of office
---------------

On March 9, 2005, the Company signed an operating lease agreement with Mr. Wenquan Yang, CEO of Lucky Star and Beijing Media, for the lease of the office space in Beijing. According to the agreement, the lease payment is approximately $52,080 per year. The agreement is renewable annually.


Note 6- Equipment

Equipment consists of the following at December 31:

                                                    2005           2004
                                                ----------      ----------
Machinery and equipment                         $   66,074      $   23,382
Less: accumulated depreciation                       8,779           4,140
                                                ----------      ----------
      Equipment, net                            $   57,295      $   19,242
                                                ==========      ==========



Depreciation expense for the years ended December 31, 2005 and 2004 was $4,639 and $3,201, respectively.



See report of independent registered public accounting firm

               BEIJING LUCKY STAR CENTURY ADVERTISEMENT CO., LTD.
                        NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 2005 and 2004

Note 7- Income taxes

The Company is governed by the Income Tax Law of the People's Republic of China
(PRC) and various local income tax laws (the Income Tax Laws). Under the local Income Tax laws, the Company generally is subject to income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments.

The Company is also subject to business taxes of 8.0% of its total gross sales. The Company's business taxes are accounted-for-as a reduction of revenues.

The provision for income taxes for the year ended December 31 consisted of the following:


                                                    2005           2004
                                                ----------      ----------
Provision for US income tax                     $       --      $       --
Provision for China income tax                     116,386              --
Provision for China local tax                       12,931              --
                                                ----------      ----------
      Total provision for income taxes          $  129,317      $       --
                                                ==========      ==========


The following table reconciles the U.S. statutory rates to the Company's effective tax rate:

                                                    2005           2004
                                                ----------      ----------
U.S. Statutory rate                                  34.00%           34.00%
Foreign income not recognized in USA                (34.00)          (34.00)
China income taxes                                   33.00             0.00
                                                ----------      ----------
Effective income tax rate                            33.00%            0.00%
                                                ==========      ==========

Note 8- Subsequent event

On July 9, 2006, the Company entered into a definitive agreement with the shareholders of Navstar Media Holdings, Inc. ("Navstar") in which Navstar was to acquire operational control of Lucky Star. Operational control allows Navstar to exercise full authority over the operations, governance and employees of Lucky Star. Pursuant to the Agreement, Navstar agreed to issue up to 2,800,000 shares of its common stock to existing shareholders of Lucky Star and to invest an unspecified amount of funds into the operations of Lucky Star. Upon completion of the share issuance and investment, Navstar will have acquired a 70% ownership interest in Lucky Star.



See report of independent registered public accounting firm